Exhibit (e)(11)
UNDERSTANDING REGARDING NAME USAGE
     This UNDERSTANDING REGARDING NAME USAGE (this “Agreement”), dated as of November 3, 2011 but to be effective as set forth below, is made by and between Brigham Exploration Company (the “Company”) and its subsidiaries, Brigham, Inc. and Brigham Oil & Gas, L.P. (each a “Brigham Company” and collectively, the “Brigham Companies”), Ben M. Brigham (“Brigham”), and Statoil USA Properties Inc., a Delaware corporation (“Statoil”).
RECITALS
     WHEREAS, the Brigham Companies have used the names set forth above as their corporate names in connection with their respective businesses; and
     WHEREAS, Brigham’s name is also Brigham, and therefore he has legal rights to use the name Brigham; and
     WHEREAS, Fargo Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of Statoil, Statoil ASA and the Company have entered into an Agreement and Plan of Merger dated as of October 17, 2011 (the “Merger Agreement”), pursuant to which, among other things, (i) Fargo Acquisition Inc. will commence an Offer to purchase the common stock of the Company, and (ii) after the acquisition of common stock pursuant to the Offer, Fargo Acquisition Inc. shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”). At the “Effective Time” (as such term is defined in the Merger Agreement) and as a result of the Merger, the separate corporate existence of Fargo Acquisition Inc. shall cease and the Company shall continue as the surviving corporation of the Merger;
     WHEREAS, effective as of the Effective Time, the Brigham Companies and Brigham wish to confirm each party’s intentions with respect to the use of the name Brigham.
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
AGREEMENT
     1. This Agreement is effective as of the Effective Time and will not take effect if the Effective Time does not occur.
     2. Each Brigham Company shall be free to use its current corporate name each in the same manner and for the same purposes as used by the respective Brigham Company prior to the Effective Time for a reasonable period of time, not to exceed eighteen (18) months, after the Effective Time (the “Wind-Down Period”), during which period each Brigham Company will change its corporate name to a name that does not include “Brigham”. Additionally, following such change of name and during the remainder of the Wind-Down Period, each Brigham Company will be entitled to state on company letterhead and similar materials the new company name of such Brigham Company followed by “formerly known as” or “f/k/a” Brigham Exploration Company, Brigham, Inc. or Brigham Oil & Gas, L.P., as applicable.

     3. During the Wind-Down Period, Brigham will not utilize any of the names of the Brigham Companies or any name including any combination of the word “Brigham” plus any one or more of the following: “Exploration”, “Oil” or “Gas”, unless he obtains the prior written consent of Parent.
     4. Each party agrees (and agrees to cause its affiliates) not to contest, challenge or interfere with each other party’s exercise of its rights to utilize the name Brigham as permitted by law and in accord with this Agreement.
     5. Each party agrees, at the expense of the requesting party, to execute and deliver all other documents as may be reasonably necessary to satisfy the intents and purposes set forth in this Agreement.
     6. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and of the State of Texas.
     IN WITNESS WHEREOF, the Brigham Companies, Brigham and Statoil executed or have caused their duly authorized representatives to execute this Agreement effective as of the date first above written.

Brigham Exploration Company

By: Name:	/s/ Eugene B. Shepherd, Jr. Eugene B. Shepherd, Jr.
Title:	Chief Financial Officer and Executive Vice President

Brigham, Inc.

By: Name:	/s/ Eugene B. Shepherd, Jr. Eugene B. Shepherd, Jr.
Title:	Chief Financial Officer and Executive Vice President

Brigham Oil & Gas, L.P.

By: Brigham, Inc., its general partner

By: Name:	/s/ Eugene B. Shepherd, Jr. Eugene B. Shepherd, Jr.
Title:	Chief Financial Officer and Executive Vice President

Ben M. Brigham

/s/ Ben M. Brigham

Statoil USA Properties Inc.

By:	/s/ A.B. Winkle

Name:	A.B. Winkle
Title:	Vice President — Asset Development

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